UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2012

DYNACQ HEALTHCARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

COMMISSION FILE NUMBER 000-21574

IRS Employer Identification No. 76-0375477

4301 Vista Road Pasadena, Texas 77504	(713) 378-2000
(Address of Principal Executive Offices)	(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 12, 2012, we received two letters from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market advising us, respectively, that the Staff has determined that for the last 30 consecutive business days, we no longer meet the requirements of (i) Listing Rule 5450(b)(1)(C) which requires us to maintain a minimum Market Value of Publicly Held Shares (“MVPHS”) of $5,000,000, and (ii) Listing Rule 5450(a)(1) which requires us to maintain a minimum bid price of $1 per share. The Listing Rules, however, provide us with a compliance period of 180 calendar days in which to regain compliance. Accordingly, we will regain compliance with these Listing Rules if (i) at anytime during the compliance period our MVPHS closes at $5,000,000 or more for a minimum of ten consecutive business days and (ii) at anytime during the compliance period the closing bid price of our common stock is at least $1 for a minimum of ten consecutive business days. Alternatively, we may be eligible to apply for a transfer from The NASDAQ Global Market to The NASDAQ Capital Market, provided we satisfy the requirements for continued listing on that market and we apply prior to the expiration of the 180 day compliance period.

In the event that prior to the expiration of the compliance period on October 9, 2012 we do not regain compliance with both of these Listing Rules or apply for transfer to The NASDAQ Capital Market, we will receive written notification that our securities are subject to delisting from NASDAQ. At that time, we may appeal the delisting determination to a Hearings Panel.

We are currently reviewing our options to regain compliance with the NASDAQ Listing Rules, but we have made no decisions at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DYNACQ HEALTHCARE, INC.

Date: April 13, 2012	By:	/s/ Philip S. Chan
Philip S. Chan Chief Financial Officer